EXHIBIT 14(b).


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Great Plains Equity Fund, Great Plains Premier Fund, Great Plains Intermediate Bond Fund on Form N-14 of our report dated October 9, 1998 appearing in the Combined Annual Report of Great Plains Funds (comprised of Great Plains Equity Fund, Great Plains Premier Fund, Great Plains Intermediate Bond Fund, and Great Plains Tax-Free Bond Fund) for the year ended August 31, 1998, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
April 21, 1999